Exhibit 99.1

SiriusPoint Announces Redemption of Series B Preference Shares

HAMILTON, Bermuda, January 29, 2026 — SiriusPoint Ltd. (“SiriusPoint” or the “Company”) (NYSE: SPNT), a global specialty insurer and reinsurer, announced today that the Company will redeem all 8 million of its issued and outstanding 8.00% Resettable Fixed Rate Preference Shares, Series B (“Series B Preference Shares”) on February 26, 2026 (the “Redemption Date”). The redemption price payable on the Redemption Date is $25.00 per share, plus $0.49, which reflects unpaid, accrued cumulative dividends to, but excluding, the Redemption Date, without interest (the “Redemption Price”).

All outstanding Series B Preference Shares will be called for redemption. Following the redemption, no Series B Preference Shares will remain outstanding and all rights with respect to such Series B Preference Shares will cease and terminate, except for the right to receive the Redemption Price. Upon completion of the redemption, the Company intends to delist the Series B Preference Shares from the New York Stock Exchange and deregister the Series B Preference Shares under the Securities Exchange Act of 1934.

The redemption will help to simplify and optimize the Company’s capital structure and financial leverage, while also eliminating the cost of capital and related cash servicing associated with the Series B Preference Shares.

The notice of redemption is in the process of being communicated to registered holders of the Series B Preference Shares. Holders may inquire about the redemption by contacting the redemption agent, Computershare Trust Company, N.A., at 150 Royall Street, Canton, MA 02021, 781-575-2765, or 800-546-5141.

About SiriusPoint

SiriusPoint is a global underwriter of insurance and reinsurance providing solutions to clients and brokers around the world. Bermuda-headquartered with offices in New York, London, Stockholm and other locations, we are listed on the New York Stock Exchange (SPNT). We have licenses to write Property & Casualty and Accident & Health insurance and reinsurance globally. Our offering and distribution capabilities are strengthened by a portfolio of strategic partnerships with Managing General Agents and Program Administrators within our Insurance & Services segment. With approximately $2.8 billion in total capital, SiriusPoint’s operating companies have a financial strength rating of A- (Excellent) from AM Best, S&P and Fitch, and A3 from Moody’s. For more information, please visit www.siriuspt.com.

Forward-Looking Statements

We make statements in this press release, and any related oral statements, that are forward-looking statements within the meaning of the U.S. federal securities laws, which we intend to be covered by the safe harbor provisions for such forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially from those made in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the risk factors described in SiriusPoint’s most recent Annual Report on Form 10-K and any other subsequent periodic reports filed with the U.S. Securities and Exchange Commission. All forward-looking statements speak only as of the date made and SiriusPoint undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.